As filed with the Securities and Exchange Commission on December 31, 2020.

Registration No. 333-251312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONTAUK RENEWABLES, INC.

(Exact name of registrant as specified in its charter)

Delaware	4932	85-3189583
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 Andersen Drive, 5th Floor

Pittsburgh, PA 15220

(412) 747-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean F. McClain

Montauk Renewables, Inc.

680 Andersen Drive, 5th Floor

Pittsburgh, PA 15220

(412) 747-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Brasser Amy I. Pandit Jones Day 500 Grant Street, Suite 4500 Pittsburgh, PA 15219 (412) 394-9547	John Ciroli Montauk Renewables, Inc. 680 Andersen Drive, 5th Floor Pittsburgh, PA 15220 (412) 747-8720	John T. Gaffney Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 (212) 351-2626

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	$20,000,000	$2,182
Common stock, par value $0.01 per share, offered by the selling stockholder	$	$
Total	$	$

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriter has the option to purchase, if any. See “Underwriting.”
(3)

The registration fee with respect to the common stock offered by the Company was paid in connection with a prior filing of this registration statement. The registration fee with respect to the common stock offered by the selling stockholder will be paid prior to the effective date of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-251312) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the preliminary prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby (other than underwriting discounts and commissions). We have agreed to pay all offering expenses, other than underwriting discounts and commissions, for the selling stockholder incurred in connection with the sale of shares of our common stock by the selling stockholder. All of such expenses are estimates, other than the filing and listing fees payable to the SEC, FINRA, and stock exchange listing fee.

Amount to be Paid
SEC registration fee(1)		$2,182
FINRA filing fee			*
Stock exchange listing fee			*
Transfer agent’s fees and expenses			*
Printing expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*	To be provided by amendment

(1)	The SEC registration fee amount does not include any registration fee for the shares of our common stock to be sold by the selling stockholder.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits, and proceedings, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our current Certificate of Incorporation limits the liability of our directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and any other applicable law. In connection with this offering, we will adopt an Amended and Restated Certificate of Incorporation that will contain similar provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL and any other applicable law. The Amended and Restated Certification of Incorporation will provide that each person who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another entity will be indemnified by us to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended.

In connection with and upon the completion of this offering, we expect to enter into indemnification agreements with our directors, executive officers and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors, executive officers, and certain other officers and agents in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve on our behalf.

The limitation of liability and indemnification provisions that are expected to be included in our Amended and Restated Certificate of Incorporation and the indemnification agreements that we expect to enter into with our directors, executive officers, and certain other officers and agents may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, executive officers, and certain other officers and agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. Prior to the completion of this offering, we will enter into additional and enhanced insurance arrangements to provide coverage to our directors and executive officers against loss arising from claims relating to public securities matters.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

The underwriting agreement will provide for indemnification by the underwriter of us and our officers, directors, and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On September 22, 2020 and in connection with our initial formation, Montauk Renewables, Inc. sold 10 shares of its common stock to Ms. Melissa Zotter for $10 under Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

2.1+#	Transaction Implementation Agreement, dated as of November 6, 2020, between Montauk Renewables, Inc., Montauk Holdings Limited and Montauk Holdings USA, LLC

3.1#	Certificate of Incorporation of Montauk Renewables, Inc., as currently in effect

3.2#	Certificate of Amendment to the Certificate of Incorporation of Montauk Renewables, Inc., to be in effect immediately prior to the Reorganization Transactions

3.3#	Form of Amended and Restated Certificate of Incorporation of Montauk Renewables, Inc., to be in effect prior to the consummation of the offering made under this registration statement

3.4#	Bylaws of Montauk Renewables, Inc., as currently in effect

3.5#	Form of Amended and Restated Bylaws of Montauk Renewables, Inc., to be in effect prior to the consummation of the offering made under this registration statement

4.1*	Form of Underwriter Warrant

5.1#	Form of Opinion of Jones Day

10.1^#	Form of Montauk Renewables, Inc. Equity and Incentive Compensation Plan

10.2^#	Form of Nonqualified Stock Option Agreement

10.3^#	Form of Restricted Stock Unit Award Agreement (Employees)

10.4^#	Form of Restricted Stock Unit Award Agreement (Non-Employee Directors)

10.5^+#	Form of Restricted Stock Agreement

10.6^#	Form of Option Cancellation Agreement

10.7^#	Form of Indemnity Letter between Montauk Renewables, Inc. and each of its current directors and executive officers

10.8^#	Form of Indemnification Agreement between Montauk Renewables, Inc. and each of its directors and executive officers

10.9^#	Employment Agreement, effective September 25, 2019, between Montauk Energy Holdings LLC and Sean F. McClain

10.10^#	Employment Agreement, effective September 25, 2019, between Montauk Energy Holdings LLC and Kevin A. Van Asdalan

10.11^#	Employment Agreement, effective September 24, 2019, between Montauk Energy Holdings LLC and James A. Shaw

10.12^#	Severance Agreement, effective September 30, 2019, between Montauk Energy Holdings LLC and Martin L. Ryan

10.13+#	Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

10.14#	First Amendment, dated as of March 21, 2019, to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

Exhibit Number	Exhibit Description

10.15#	Second Amendment, dated as of September 12, 2019, to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

10.16*	Third Amendment, dated as of , to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, by and among Montauk Energy Holdings LLC, the financial institutions from time to time party thereto, as lenders, and Comerica Bank, as administrative agent, sole lead arranger and sole book runner

10.17†+	Second Amended & Restated Landfill Gas Rights & Production Facilities Agreement, by and between County of Orange and Bowerman Power LFG, LLC

10.18†+	First Amendment to the Second Amended & Restated Landfill Gas Rights & Production Facilities Agreement, by and between County of Orange and Bowerman Power LFG, LLC

10.19+	Renewable Power Purchase and Sale Agreement by and between the City of Anaheim and Bowerman Power LFG, LLC

10.20†+*	Amended and Restated Gas Sale and Purchase Agreement, by and between McCarty Road Landfill TX, LP and GSF Energy, LLC

10.21+	Base Contract for Sale and Purchase of Natural Gas, dated as of August 24, 2018, by and between Trillium Transportation Fuels, LLC and GSF Energy, LLC

10.22†	Transaction Confirmation, dated as of August 24, 2018, by and between Trillium Transportation Fuels, LLC and GSF Energy, LLC

10.23†	First Amendment to Transaction Confirmation, dated as of June 26, 2019, by and between Trillium Transportation Fuels, LLC and GSF Energy, LLC

10.24†+	Third Amended and Restated Gas Lease Agreement, dated January 1, 2018, by and between Rumpke Sanitary Landfill, Inc. and GSF Energy, LLC

10.25*	Base Contract for Sale and Purchase of Natural Gas, dated as of May 9, 2016, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.26†+*	Transaction Confirmation, dated as of May 9, 2016, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.27*	First Amendment to Transaction Confirmation, dated as of May 20, 2016, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.28†+*	Second Amendment to Transaction Confirmation, dated as of May 22, 2018, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.29†+*	Third Amendment to Transaction Confirmation, dated as of September 17, 2019, by and between Iogen D3 Biofuel Partners LLC and GSF Energy, LLC

10.30+*	Base Contract for Sale and Purchase of Natural Gas, dated as of May 6, 2016, by and between Shell Energy North America (US), L.P. and GSF Energy, LLC

10.31†+	Transaction Confirmation, dated as of May 6, 2016, by and between Shell Energy North America (US), L.P. and GSF Energy, LLC

10.32	Amendment to Transaction Confirmation, dated as of May 24, 2016, by and between Shell Energy North America (US), L.P. and GSF Energy, LLC

10.33†+	Base Contract for Sale and Purchase of Natural Gas, dated as of October 9, 2019, by and between Bluesource LLC and GSF Energy, LLC

Exhibit Number	Exhibit Description

10.34†	Transaction Confirmation, dated as of October 15, 2019, by and between Bluesource LLC and GSF Energy, LLC

10.35†+	Amended and Restated Landfill Gas Purchase and Sale Agreement, dated October 17, 2016, by and between Waste Management of Texas, Inc. and TX LFG Energy, LP

10.36+	Base Contract for Sale and Purchase of Natural Gas, dated as of February 27, 2017, by and between BP Energy Company and BP Products North America Inc. (formerly Clean Energy Renewable Fuels, LLC) and TX LFG Energy, LP

10.37†	Transaction Confirmation, dated as of February 27, 2017, by and between BP Energy Company and BP Products North America Inc. (formerly Clean Energy Renewable Fuels, LLC) and TX LFG Energy, LP

10.38†+	First Amendment to Transaction Confirmation, dated as of February 7, 2018, by and between BP Energy Company and BP Products North America Inc. (formerly Clean Energy Renewable Fuels, LLC) and TX LFG Energy, LP

10.39*	Consortium Agreement, dated as of , by and among the stockholders named therein

10.40#	Administrative Services Agreement, effective as of December 15, 2014, by and among HCI Managerial Services Proprietary Limited and Montauk Holdings Limited

10.41	Form of Loan Agreement and Promissory Note, by and between Montauk Holdings Limited and Montauk Renewables, Inc., dated ,

21.1#	List of subsidiaries of Montauk Renewables, Inc.

23.1#	Consent of Jones Day (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of Grant Thornton LLP

24.1#	Power of Attorney

*	Exhibits marked with a (*) will be filed by amendment.
^	Exhibits marked with a (^) are management contracts or compensation plans or arrangements.
+

Exhibits marked with a (+) exclude certain immaterial schedules and exhibits pursuant to the provisions of Regulation S-K, Item 601(a)(5). A copy of any of the omitted schedules and exhibits will be furnished to the Securities and Exchange Commission upon request.

†

Exhibits marked with a (†) exclude certain portions of the exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K. A copy of the omitted portions will be furnished to the Securities and Exchange Commission upon request.

#	Exhibits marked with a (#) were previously filed.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto. See the Index to Financial Statements included on page F-1 for a list of the financial statements and schedules included in this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Montauk Renewables, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 31, 2020.

MONTAUK RENEWABLES, INC.

By:	/s/ Scott Loughman

Name:	Scott Loughman
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 31, 2020.

Signature	Title	Date

/s/ Scott Loughman Scott Loughman	Chief Executive Officer, President and Director (Principal Executive Officer)	December 31, 2020

* Erik Watson	Chief Financial Officer, Chief Accounting Officer and Director (Principal Financial and Accounting Officer)	December 31, 2020

* Melissa Sprankle	Senior Vice President and Director	December 31, 2020

* Melissa Zotter	Secretary, Treasurer and Director	December 31, 2020

*By:	/s/ Scott Loughman
Name: Scott Loughman
Title: Attorney-in-Fact